Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Knife River Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $1.00 par value per share(1)	Rule 457(c) and 457(h)	4,000,000(2)	$36.15(3)	$144,600,000	$110.20 per million	$15,934.92

(1)
Knife River Corporation (the “Company”) is filing this Registration Statement to register 4,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), for issuance under the Knife River Corporation 401(k) Retirement Plan (the “Plan”).  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Company’s Common Stock that become issuable under the Plan set forth herein by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Company’s Common Stock, as applicable.  In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Represents 4,000,000 shares of Common Stock issuable pursuant to the Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Company’s Common Stock as reported on the New York Stock Exchange on June 1, 2023, which date is within five business days prior to filing this Registration Statement.